Exhibit 10.1
April 18, 2017
Mr. H. James Knuppe and
Mrs. Barbara J. Knuppe
5601 Jensen Road
Castro Valley, CA 94552-5013

Re:	Letter Agreement to Amend the Promissory Note and Irrevocable Waiver of a Portion of the Series A Preferred Priority Return
Dear Sirs:
This letter agreement (this “Letter Agreement”) is being entered into by and between Extra Space Storage LP, a Delaware limited partnership (the “Partnership”), ESS Holdings Business Trust I, a Massachusetts business trust (the “General Partner”), as general partner of the Partnership, and H. James Knuppe and Barbara J. Knuppe (collectively, the “Knuppes”), as limited partners of the Partnership pursuant to the Third Amended and Restated Agreement of Limited Partnership of Extra Space Storage LP (the “Partnership Agreement”) dated as of November 22, 2013, as amended from time to time.
This Letter Agreement amends certain provisions of that certain Promissory Note dated as of June 25, 2007 made by the Knuppes in favor of the Partnership (the “Promissory Note”), as amended from time to time. Paragraph 1 of the Promissory Note, as amended, currently provides that the outstanding balance of the amount due under the Promissory Note shall bear interest at the rate of four and eighty-five one hundredths percent (4.85%) per annum (the “Interest Rate”). Paragraph 2 of the Promissory Note, as amended by the letter agreement entered into by and between the Partnership, the General Partner, and the Knuppes dated as of November 22, 2013 (the “2013 Letter Agreement”), provides the Knuppes (as “Borrowers”) shall pay to the Partnership (as “Lender”) all principal and other amounts due and unpaid under the Promissory Note on June 25, 2020 (the “Maturity Date”).
Now the Partnership, the General Partner, and the Knuppes agree to the following modifications of the Promissory Note:

1.
Reduction of the Interest Rate. The reference in Paragraph 1 of the Promissory Note, as amended, to “four and eighty-five one hundredths percent (4.85%)” is hereby deleted and replaced by “two and one hundred twenty-five thousandths percent (2.125%), and subject to adjustment after nine years following the effective date of this Letter Agreement to the applicable Federal mid-term rate, compounded annually, for April 2026 as published by the U.S. Treasury Department.”

2.
Extension of Maturity Date of Promissory Note. Reference to “June 25, 2017” in Paragraph 2 of the Promissory Note, as amended by the 2013 Letter Agreement, is hereby deleted and replaced by “the last to die of H. James Knuppe and Barbara J. Knuppe.”

In consideration for the above modifications to the Promissory Note and subject to the Condition Precedent defined herein, the Knuppes, in their capacity as holders of Series A Preferred Units of the Partnership, agree to the following:

1.
Irrevocable Waiver of a Portion of the Series A Preferred Priority Return. Section 16.2(A) of the Partnership Agreement entitles the Knuppes, as holders of the Series A Preferred Units, to receive, at least quarterly to the extent of Available Cash, an amount equal to the Series A Preferred Priority Return. The Series A Preferred Priority Return means, with respect to each Series A Preferred Unit, an amount equal to the sum of (a) 5.00% per annum on the Series A Preferred Stated Value per Series A Preferred Unit, commencing on the date of original issuance of the Series A Preferred Units and (b) the Series A Preferred Return.

The Knuppes hereby agree to irrevocably waive the portion of the Series A Preferred Priority Return in an amount equal to 2.75% per annum on the Series A Preferred Stated Value per Series A Preferred Unit in perpetuity while the Knuppes remain holders of Series A Preferred Units of the Partnership (the “Irrevocable Waiver”). For the avoidance of doubt, from the effective date of this Letter Agreement, the Irrevocable Waiver shall entitle the Knuppes, as holders of the Series A Preferred Units, to receive quarterly distributions pursuant to Section 16.2(A) of the Partnership Agreement as a Series A Preferred Priority Return in an amount equal to the sum of (a) 2.25% per annum on the Series A Preferred Stated Value per Series A Preferred Unit and (b) the Series A Preferred Return.

2.
The Series A Preferred Units Held by a Trust. The Knuppes currently hold their Series A Preferred Units in the Partnership through a revocable trust and agree that such units will continue to be held by either the current revocable trust or a successor revocable or irrevocable trust until the death of the last to die of H. James Knuppe and Barbara Knuppe, after which the Series A Preferred Units may no longer be held by a trust. The parties acknowledge that the purpose of this requirement is to ensure that the Series A Preferred Units will not be subject to the jurisdiction of a probate court upon the deaths of either H. James Knuppe or Barbara Knuppes, and this Letter Agreement shall be interpreted in order to conform with such intent.

3.
Redemption of the Series A Preferred Units. It is the parties’ intention that upon the last to die of H. James Knuppe and Barbara J. Knuppe, the Series A Preferred Units may be redeemed pursuant to a Series A Preferred Redemption as described in Section 16.4(A) of the Partnership Agreement by offsetting the Series A Preferred Redemption Amount against the amount due and payable on the Promissory Note, provided that the aggregate Series A Preferred Redemption Amount equals or exceeds the amount due and payable on the Promissory Note, with the excess balance of the Series A Preferred Redemption Amount to be paid by the Partnership to the holders of the Series A Preferred Units in full satisfaction of the Series A Preferred Units. This provision does not release or alter the Knuppes’ obligations under the Promissory Note but instead provides a manner for repayment of the amounts due and payable on the Promissory Note following the last to die of the Knuppes.

As a condition for entering into this Letter Agreement (the “Condition Precedent”), the General Partner and the Knuppes (along with any related parties which own the Knuppe Properties, as defined herein) agree to execute a right of first offer agreement (the “ROFO Agreement”) within

60 days of the effective date of this Letter Agreement whereby upon the date of death of the last to die of the Knuppes, the Partnership will be given a right of first offer to acquire from the Knuppes' estate the properties commonly referred to as: i) AAAAA Rent-A-Space-Moraga, Ltd. Limited Partnership, ii) AAAAA Rent-A-Space, Foster City, Ltd. Limited Partnership, and iii) AAAAA Rent-A-Space, Maui Limited Partnership (“Knuppe Properties”).
Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Partnership Agreement.
This Letter Agreement may be executed in any number of counterparts with the same effect as if all the signatories had signed the same document. All counterparts shall be construed together and shall constitute one agreement.
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If the foregoing meets with your approval, kindly countersign this Letter Agreement below to indicate your acceptance and agreement to its terms.
Sincerely,
EXTRA SPACE STORAGE LP, a Delaware limited partnership

By:	ESS HOLDINGS BUSINESS TRUST I, a Massachusetts business trust, its sole general partner

By:	/s/ Gwyn G McNeal
Name:	Gwyn G McNeal
Title:	Trustee

Accepted and agreed as of the date first above written.

ESS HOLDINGS BUSINESS TRUST I, a Massachusetts business trust

By:	/s/ Gwyn G McNeal
Name:	Gwyn G McNeal
Title:	Trustee

H. JAMES KNUPPE

/s/ H. James Knuppe

BARBARA J. KNUPPE

/s/ Barbara J. Knuppe